Exhibit 99

Dollar General Corporation Reports Strong Second Quarter Results

  Second Quarter Same-Store Sales Increased 5.1%; Total Sales Improved 10.4%
  Adjusted Operating Profit Increased 10.9%; Reported Operating Profit Increased 10.6%
  Adjusted Net Income Increased 27%; Adjusted EPS Increased 33% to $0.69
  Reported Net Income Increased 47%; Reported EPS Increased 52% to $0.64
  Company Raises Earnings Guidance
  Announces Additional $500 Million Share Repurchase Authorization

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--September 5, 2012--Dollar General Corporation (NYSE: DG) today reported strong sales, operating profit and net income for its fiscal 2012 second quarter (13 weeks) ended August 3, 2012.

“Dollar General had another strong quarter,” said Rick Dreiling, chairman and chief executive officer. “Our same-store sales increase of 5.1 percent demonstrates the ongoing execution of the initiatives around our key operating priorities and is evidence of our continued importance to our customers.”

“We are pleased with the start of our third quarter and have refined our expectation for full year same-store sales growth to 4 to 5 percent, an increase from our previous expectation of 3 to 5 percent. In addition, we are raising our full year adjusted earnings per share guidance to a range of $2.77 to $2.85, including a $0.04 per share benefit from the settlement of an income tax audit in the second quarter, from our previous guidance of $2.68 to $2.78. We are well positioned to continue to broaden our appeal to more customers and to provide them with convenience and everyday low prices they can depend on.”

Second Quarter Highlights

The Company’s net income increased by 47 percent to $214 million in the 2012 second quarter, compared to net income of $146 million in the 2011 second quarter. Adjusted net income, as defined in the accompanying table, increased 27 percent to $231 million in the 2012 quarter, compared to $181 million in the 2011 quarter. Diluted earnings per share (“EPS”) increased to $0.64 in the 2012 second quarter from $0.42 in the 2011 quarter. Adjusted diluted EPS increased by 33 percent to $0.69 in the 2012 second quarter from $0.52 in the 2011 second quarter.

Sales increased 10.4 percent to $3.95 billion in the 2012 second quarter compared to $3.58 billion in the 2011 second quarter. Same-store sales, based on a comparison of the 13-week periods ended August 3, 2012 and August 5, 2011, increased 5.1 percent, with increases in customer traffic and average transaction amount driving the performance. Consumables sales continued to increase at a higher rate than non-consumables in the 2012 quarter, with the most significant growth related to changes in and further expansion of the Company’s candy and snacks and perishable foods. Sales growth was also strong in the Company’s home and seasonal categories, as well as certain departments in apparel, including accessories, sleepwear and intimates.

Operating profit increased by 10.6 percent to $387 million and was essentially unchanged at 9.8 percent of sales. Excluding expenses resulting from secondary offerings of the Company’s common stock of $0.9 million in the 2012 period, operating profit increased 10.9 percent to $388 million.

Gross profit, as a percentage of sales, was 32.0 percent in 2012 period compared to 32.1 percent in the 2011 period. The most significant factors positively affecting the gross profit rate in the 2012 second quarter were higher initial inventory markups, transportation efficiencies coupled with lower fuel cost, and the impact of a significant LIFO charge in the 2011 period. A heavier consumables weighting within the sales mix, higher markdowns and a lesser impact from price increases offset the improvements to the gross profit rate. The 2012 period reflects a LIFO benefit of $0.5 million compared to a provision of $10.7 million in the 2011 quarter.

Selling, general and administrative expenses (“SG&A”), as a percentage of sales, was 22.2 percent compared to 22.3 percent in the 2011 quarter, a decrease of 15 basis points (a decrease of 17 basis points, excluding the items described above relating to operating profit). The improvement in SG&A, as a percentage of sales, is primarily due to the impact of additional efficiencies in workforce utilization and lower workers’ compensation, general liability and benefits expenses, in addition to the impact of increased sales. Higher advertising costs, in part due to the Company’s entrance into new markets, and fees associated with the continued increase in debit card usage partially offset the improvements.

Interest expense was $36 million in the 2012 second quarter, a decrease of $25 million from the 2011 second quarter, due to lower average outstanding borrowings and a lower average interest rate. During the second quarter, the remaining $451 million of the Company’s 11.875%/12.625% senior subordinated notes was redeemed and $500 million of 4.125% senior notes were issued. Other (income) expense in the 2012 second quarter includes a non-operating loss of $29.0 million ($17.7 million, net of income taxes, or approximately $0.05 per diluted share) resulting from the redemption, partially offset by a $2.5 million pretax gain resulting from the settlement of interest rate swaps. Other (income) expense in the 2011 second quarter includes a loss of $58.1 million ($35.4 million, net of income taxes, or approximately $0.10 per diluted share) resulting from the redemption of $839.3 million aggregate principal amount of the Company’s 10.625% senior notes due 2015.

The effective income tax rate for the 2012 quarter was 34.1 percent compared to a rate of 36.8 percent for the 2011 quarter. Increases in the effective tax rate associated with the expiration of various federal jobs credits for workers hired after December 31, 2011 (primarily the Work Opportunity Tax Credit) as well as the expiration of the Hire Act’s Retention Credit were more than offset by decreases totaling $14.5 million (or approximately $0.04 per diluted share) associated with the adjustment of accruals due to the favorable resolution of income tax audits.

26-Week Period Results

For the 26-week period ended August 3, 2012, total sales increased 11.7 percent over the comparable 2011 period, to $7.85 billion. Same-store sales, based on a comparison of the 26-week periods ended August 3, 2012 and August 5, 2011, increased 5.9 percent.

Operating profit increased by 14.9 percent to $772 million and, as a percentage of sales, increased 27 basis points to 9.8 percent. Excluding expenses resulting from secondary offerings of the Company’s common stock of $1.9 million in the 2012 period and litigation settlement expenses of $13.1 million in the 2011 period, operating profit increased by 13.0 percent to $773 million and as a percentage of sales increased 11 basis points to 9.9 percent.

The gross profit rate, as a percentage of sales, was 31.7 percent in the 2012 26-week period compared to 31.8 percent in the comparable 2011 period. Consumables, which generally have lower markups than non-consumables, represented a greater percentage of sales in the 2012 period than in the 2011 period. Higher initial markups were offset by lower price increases and higher markdowns than in the 2011 period. Improved efficiencies resulted in lower distribution and transportation costs as a percentage of sales. The 2012 period reflects a LIFO provision of $1.1 million compared to a $14.2 million provision in the 2011 period.

SG&A expense was 21.9 percent of sales in the 2012 period compared to 22.3 percent in the 2011 period, an improvement of 35 basis points. Excluding the items described above relating to operating profit, SG&A, as percentage of sales, improved by 18 basis points largely due to improved utilization of retail store labor and the impact of increased sales. Various other cost reduction efforts affecting expenses also contributed to the overall decrease in SG&A as a percentage of sales. Costs that increased at a rate higher than the increase in sales include fees associated with the increased use of debit cards and advertising costs.

Interest expense was $73 million in the 2012 period, a decrease of $53 million from the 2011 period, due to lower average outstanding borrowings and a lower average interest rate. Other (income) expense in the 2012 period includes pretax losses totaling $29.0 million resulting from the Company’s redemption of its 11.875%/12.125% senior subordinated notes, a $2.5 million pretax gain resulting from the settlement of interest rate swaps, and a pretax loss of $1.6 million resulting from the amendment of the senior secured revolving credit facility in the first quarter. Other (income) expense in the 2011 period includes pretax losses totaling $60.3 million resulting from the Company’s repurchase of its 10.625% senior notes.

The effective income tax rate for the 2012 period was 36.2 percent compared to a rate of 37.5 percent for the 2011 period. Increases in the effective tax rate associated with the expiration of various federal jobs credits for workers hired after December 31, 2011 (primarily the Work Opportunity Tax Credit) as well as the expiration of the Hire Act’s Retention Credit were more than offset by decreases totaling $14.5 million (or $0.04 per diluted share) associated with the adjustment of accruals due to the favorable resolution of income tax audits.

The Company reported net income of $428 million, or $1.27 per diluted share for the 2012 26-week period, compared to net income of $303 million, or $0.88 per diluted share for the 2011 26-week period. Excluding adjustments as described in the accompanying reconciliation, adjusted net income for the 2012 26-week period increased by 28 percent to $446 million, or $1.32 per diluted share, compared to adjusted net income of $348 million, or $1.01 per diluted share, in the 2011 26-week period.

Merchandise Inventories

As of August 3, 2012, total merchandise inventories, at cost, were $2.15 billion compared to $1.97 billion as of July 29, 2011, an increase of three percent on a per-store basis. Inventory turns were 5.2 times as of August 3, 2012 (based on a 53-week period).

Capital Expenditures

Total additions to property and equipment in the 26-week 2012 period were $304 million, including: $86 million for improvements, upgrades, remodels and relocations of existing stores; $72 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $69 million for stores purchased or built by the Company; $63 million for distribution and transportation-related capital expenditures; and $12 million for information systems upgrades and technology-related projects. During the 26-week period, the Company opened 295 new stores and remodeled or relocated 416 stores.

Additional Share Repurchase Authorization

The Company's Board of Directors has authorized the Company to purchase up to an additional $500 million of its common stock, which is over and above the $15 million remaining under the previous $500 million authorization approved in December of 2011. This brings the total authorizations to $1 billion. The Company has repurchased $485 million, or 11.7 million shares, under the December 2011 authorization. The new repurchase authorization has no expiration date and allows repurchases from time to time in the open market or in privately negotiated transactions, which could include repurchases from Buck Holdings, L.P. (which is controlled by affiliates of KKR and Goldman Sachs & Co.) or other related parties if appropriate. The timing and number of shares purchased depends on a variety of factors, such as price, market conditions and other factors.

Fiscal 2012 Financial Outlook

The Company continues to expect total sales for the 2012 fiscal year to increase 8 to 9 percent over the 53-week 2011 fiscal year, or 10 to 11 percent on a comparable 52-week basis. Same-store sales, based on a comparable 52-week period, are now expected to increase 4 to 5 percent, an increase from the previous expectation of the low end of 3 percent. For the year, operating profit, excluding expenses resulting from secondary offerings of the Company’s stock, is expected to be between $1.64 billion and $1.66 billion, as compared to the Company’s previous guidance of between $1.62 billion and $1.66 billion. Specifically, SG&A for the 2012 13-week fourth quarter is expected to increase approximately 4 percent over SG&A in the 2011 14-week fourth quarter, after excluding $10.3 million relating to the acceleration of equity-based compensation and other expenses relating to a secondary offering of the Company’s stock in the 2011 fourth quarter. In the second half of the year, the Company expects gross profit, as a percentage of sales, to increase over the comparable prior year period, resulting in a modest increase for the full year.

The Company now expects full year interest expense to be in the range of $130 million to $140 million as compared to the Company’s previous guidance of between $145 million and $155 million.

Diluted EPS for the 52-week fiscal year, adjusted to exclude losses resulting from redemption of the senior subordinated notes, charges or expenses relating to amendments to or refinancing of any notes, loans or revolving credit facilities, the settlement of interest rate swaps and expenses resulting from secondary stock offerings, is expected to be approximately $2.77 to $2.85, including approximately $0.04 from the favorable resolution of tax audits in the second quarter. The revised guidance is based on approximately 337 million weighted average diluted shares and an expected income tax rate of 37 to 38 percent. This is an increase from the Company’s previous guidance of $2.68 to $2.78 per share, based on approximately 336 million weighted average diluted shares and an expected full year 2012 effective tax rate between 38 and 39 percent. The revised 2012 expected tax rate includes the $14.5 million favorable adjustment resulting from the tax audit resolution. Excluding the adjustment, the tax rate would exceed the 2011 rate due principally to the expiration of federal jobs related tax credits for employees hired after December 31, 2011 as well as certain federal jobs credits that only applied to 2011.

The Company plans to open approximately 625 new stores, including 40 Dollar General Market stores in 2012. In addition, the Company plans to remodel or relocate a total of approximately 575 stores, an increase from the Company’s previous estimate of 550. Square footage is expected to increase by approximately 7 percent. Capital expenditures are expected to be in the range of $600 million to $650 million. Approximately 65 percent of capital spending is for investment in store growth and development, including new stores, remodels, relocations and purchases of existing store locations; approximately 15 percent is for transportation, distribution and special projects; the remaining 20 percent is for maintenance capital.

The volatility of the macroeconomic environment continues to pressure the consumer and impact the Company’s cost of purchasing and delivering merchandise to its stores. Management continues to closely monitor customers’ responses to the economic and competitive climates.

Conference Call Information

The Company will hold a conference call on Wednesday morning, September 5, 2012 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Wednesday, September 19, 2012, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 43094327.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted diluted EPS. The Company has also provided calculations of EBITDA and Adjusted EDITDA, which are non-GAAP measures.

Adjusted net income is defined as net income excluding specifically identified expenses. Items excluded from the 2012 second quarter and 26-week period consist of: accelerated equity-based compensation and other expenses relating to secondary offerings of the Company’s stock, an adjustment for the settlement of interest rate swaps and a loss on the repurchase of long-term obligations. The 2012 26-week period also excludes the write-off of capitalized debt costs resulting from the amendment of the Company’s revolving credit facility. A net loss on the repurchase of debt was excluded from the 2011 quarter and, additionally, expenses related to certain litigation settlements were excluded from the 2011 26-week period. The income tax effect of adjustments is also excluded from all periods. Adjusted diluted EPS is defined as adjusted net income per diluted share.

Reconciliations of all of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. In addition, for reference, the schedules also include calculations of SG&A and operating profit, as adjusted to exclude certain expenses. In addition to historical results, guidance for fiscal 2012 is based on comparable adjustments.

The Company believes that providing comparisons to net income and diluted earnings per share, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. The Company believes that the presentation of EBITDA and adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, diluted earnings per share, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the sections entitled “Fiscal 2012 Financial Outlook” as well as other statements regarding our outlook, plans and intentions. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “should,” “could,” “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “focus,” “intend,” “committed,” “continue,” or “will likely result” and similar expressions that concern our strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which was expected. The Company derives many of these statements from its operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect its actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth and difficulties executing sales and operating profit margin initiatives;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, wheat, corn, sugar, oil, paper, nuts and resin);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and healthcare;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;
  delays or unanticipated expenses in constructing new distribution centers;
  damage to or interruption of the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  a data security breach;
  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 22, 2012 or any subsequent quarterly filings on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 10,203 stores in 40 states as of August 3, 2012, Dollar General has more retail locations in the U.S. than any other retailer. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 3,	July 29,	February 3,
	2012	2011	2012
ASSETS
Current assets:
Cash and cash equivalents	$134,157	$113,050	$126,126
Merchandise inventories	2,147,837	1,973,863	2,009,206
Income taxes receivable	89,473	43,435	-
Prepaid expenses and other current assets	142,977	142,433	139,742
Total current assets	2,514,444	2,272,781	2,275,074
Net property and equipment	1,972,205	1,622,991	1,794,960
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,227,499	1,245,773	1,235,954
Other assets, net	50,737	48,969	43,943
Total assets	$10,103,474	$9,529,103	$9,688,520

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$344	$963	$590
Accounts payable	1,143,857	1,122,949	1,064,087
Accrued expenses and other	366,271	366,623	397,075
Income taxes payable	665	810	44,428
Deferred income taxes	15,546	35,606	3,722
Total current liabilities	1,526,683	1,526,951	1,509,902
Long-term obligations	2,887,251	2,779,408	2,617,891
Deferred income taxes	651,521	624,034	656,996
Other liabilities	222,008	215,875	229,149
Total liabilities	5,287,463	5,146,268	5,013,938

Commitments and contingencies

Redeemable common stock	5,601	9,271	6,087

Shareholders' equity:
Preferred stock	-	-	-
Common stock	291,983	298,842	295,828
Additional paid-in capital	2,973,160	2,951,761	2,960,940
Retained earnings	1,550,438	1,133,943	1,416,918
Accumulated other comprehensive loss	(5,171)	(10,982)	(5,191)
Total shareholders' equity	4,810,410	4,373,564	4,668,495
Total liabilities and shareholders' equity	$10,103,474	$9,529,103	$9,688,520

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	August 3,	% of Net	July 29,	% of Net
	2012	Sales	2011	Sales
Net sales	$3,948,655	100.00%	$3,575,194	100.00%
Cost of goods sold	2,685,432	68.01	2,426,852	67.88
Gross profit	1,263,223	31.99	1,148,342	32.12
Selling, general and administrative expenses	876,009	22.18	798,313	22.33
Operating profit	387,214	9.81	350,029	9.79
Interest expense	35,666	0.90	60,627	1.70
Other (income) expense	26,557	0.67	58,239	1.63
Income before income taxes	324,991	8.23	231,163	6.47
Income tax expense	110,851	2.81	85,121	2.38
Net income	$214,140	5.42%	$146,042	4.08%

Earnings per share:
Basic	$0.64		$0.43
Diluted	$0.64		$0.42
Weighted average shares outstanding:
Basic	333,001		341,534
Diluted	335,521		345,625

	For the 26 Weeks Ended
	August 3,	% of Net	July 29,	% of Net
	2012	Sales	2011	Sales
Net sales	$7,849,860	100.00%	$7,026,891	100.00%
Cost of goods sold	5,358,381	68.26	4,791,152	68.18
Gross profit	2,491,479	31.74	2,235,739	31.82
Selling, general and administrative expenses	1,719,941	21.91	1,564,092	22.26
Operating profit	771,538	9.83	671,647	9.56
Interest expense	72,740	0.93	126,199	1.80
Other (income) expense	28,228	0.36	60,511	0.86
Income before income taxes	670,570	8.54	484,937	6.90
Income tax expense	243,015	3.10	181,926	2.59
Net income	$427,555	5.45%	$303,011	4.31%

Earnings per share:
Basic	$1.28		$0.89
Diluted	$1.27		$0.88
Weighted average shares outstanding:
Basic	334,541		341,528
Diluted	337,507		345,509

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	For the 26 Weeks Ended
	August 3,	July 29,
	2012	2011
Cash flows from operating activities:
Net income	$427,555	$303,011
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	146,260	135,871
Deferred income taxes	(844)	18,136
Tax benefit of stock options	(59,235)	(450)
Loss on debt retirement, net	30,620	60,303
Non-cash share-based compensation	10,224	6,798
Other non-cash gains and losses	3,332	17,709
Change in operating assets and liabilities:
Merchandise inventories	(139,998)	(222,669)
Prepaid expenses and other current assets	(1,847)	(37,136)
Accounts payable	68,515	166,690
Accrued expenses and other liabilities	(35,276)	18,399
Income taxes	(74,001)	(68,155)
Other	(1,813)	(68)
Net cash provided by (used in) operating activities	373,492	398,439

Cash flows from investing activities:
Purchases of property and equipment	(303,988)	(218,123)
Proceeds from sales of property and equipment	426	473
Net cash provided by (used in) investing activities	(303,562)	(217,650)

Cash flows from financing activities:
Issuance of long-term obligations	500,000	-
Repayments of long-term obligations	(477,846)	(911,361)
Borrowings under revolving credit facility	1,035,400	371,600
Repayments of borrowings under revolving credit facility	(815,200)	(25,600)
Debt issue costs	(15,067)	-
Repurchases of common stock from principal shareholder	(300,000)	-
Equity transactions with employees, net of taxes paid	(48,421)	(274)
Tax benefit of stock options	59,235	450
Net cash provided by (used in) financing activities	(61,899)	(565,185)

Net increase (decrease) in cash and cash equivalents	8,031	(384,396)
Cash and cash equivalents, beginning of period	126,126	497,446
Cash and cash equivalents, end of period	$134,157	$113,050

Supplemental cash flow information:
Cash paid for:
Interest	$70,766	$137,703
Income taxes	$337,583	$231,807
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$46,917	$32,276

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	August 3, 2012	July 29, 2011	% Change
Consumables	$2,920,821	$2,611,070	11.9%
Seasonal	536,738	502,569	6.8%
Home products	255,915	235,803	8.5%
Apparel	235,181	225,752	4.2%
Net sales	$3,948,655	$3,575,194	10.4%

	For the 26 Weeks Ended
	August 3, 2012	July 29, 2011	% Change
Consumables	$5,798,103	$5,140,140	12.8%
Seasonal	1,061,231	959,626	10.6%
Home products	514,913	470,011	9.6%
Apparel	475,613	457,114	4.0%
Net sales	$7,849,860	$7,026,891	11.7%

Store Activity

		For the 26 Weeks Ended
		August 3, 2012	July 29, 2011

Beginning store count		9,937	9,372
New store openings		295	301
Store closings		(29)	(32)
Net new stores		266	269
Ending store count		10,203	9,641
Total selling square footage (000's)		74,325	69,279
Growth rate (square footage)		7.3%	6.7%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
Selling, General & Administrative Expenses and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	August 3, 2012		July 29, 2011		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$3,948.7		$3,575.2		$373.5	10.4%

Selling, general and administrative ("SG&A")	$876.0	22.18%	$798.3	22.33%	$77.7	9.7%
Secondary offering expenses	(0.4)		-
Acceleration of equity-based compensation	(0.5)		-
SG&A, excluding certain items	$875.1	22.16%	$798.3	22.33%	$76.8	9.6%

Operating profit	$387.2	9.81%	$350.0	9.79%	$37.2	10.6%
Secondary offering expenses	0.4		-
Acceleration of equity-based compensation	0.5		-
Operating profit, excluding certain items	$388.1	9.83%	$350.0	9.79%	$38.1	10.9%

Net income	$214.1	5.42%	$146.0	4.08%	$68.1	46.6%
Secondary offering expenses	0.4		-
Acceleration of equity-based compensation	0.5		-
Adjustment for settlement of interest rate swaps	(2.5)		-
Repurchase of long-term obligations, net	29.0		58.1
Total adjustments, before income taxes	27.4		58.1
Income tax effect of adjustments	(10.6)		(22.7)
Net adjustments	16.8		35.4
Adjusted net income	$230.9	5.85%	$181.4	5.07%	$49.5	27.3%

Diluted earnings per share:
As reported	$0.64		$0.42		$0.22	52.4%
Adjusted	$0.69		$0.52		$0.17	32.7%

Weighted average diluted shares	335.5		345.6

	For the 26 Weeks Ended
	August 3, 2012		July 29, 2011		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$7,849.9		$7,026.9		$823.0	11.7%

Selling, general and administrative ("SG&A")	$1,719.9	21.91%	$1,564.1	22.26%	$155.8	10.0%
Litigation settlements	-		(13.1)
Secondary offering expenses	(0.8)		-
Acceleration of equity-based compensation	(1.1)		-
SG&A, excluding certain items	$1,718.0	21.89%	$1,551.0	22.07%	$167.0	10.8%

Operating profit	$771.5	9.83%	$671.6	9.56%	$99.9	14.9%
Litigation settlements	-		13.1
Secondary offering expenses	0.8		-
Acceleration of equity-based compensation	1.1		-
Operating profit, excluding certain items	$773.4	9.85%	$684.7	9.74%	$88.7	13.0%

Net income	$427.6	5.45%	$303.0	4.31%	$124.5	41.1%
Litigation settlements	-		13.1
Secondary offering expenses	0.8		-
Acceleration of equity-based compensation	1.1		-
Adjustment for settlement of interest rate swaps	(2.5)		-
Write-off of capitalized debt costs	1.6		-
Repurchase of long-term obligations, net	29.0		60.3
Total adjustments before income taxes	30.0		73.4
Income tax effect of adjustments	(11.4)		(28.7)
Net adjustments	18.6		44.7
Adjusted net income	$446.2	5.68%	$347.7	4.95%	$98.5	28.3%

Diluted earnings per share:
As reported	$1.27		$0.88		$0.39	44.3%
Adjusted	$1.32		$1.01		$0.31	30.7%

Weighted average diluted shares outstanding	337.5		345.5

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	For the Quarter		For the		For the
	(13 Weeks) Ended		26 Weeks Ended		Four Quarters Ended
	August 3,	July 29,	August 3,	July 29,	August 3,	July 29,
(In millions)	2012	2011	2012	2011	2012	2011
					(53 Weeks)	(52 Weeks)

Net income	$214.1	$146.0	$427.5	$303.0	$891.2	$653.7
Add (subtract):
Interest expense	35.7	60.7	72.8	126.3	151.4	258.9
Depreciation and amortization	71.8	65.4	141.7	129.7	276.1	252.1
Income taxes	110.9	85.1	243.1	181.9	519.8	372.7
EBITDA	432.5	357.2	885.1	740.9	1,838.5	1,537.4

Adjustments:
Loss on debt retirement, net	29.0	58.1	30.6	60.3	30.6	68.5
(Gain) loss on hedging instruments	(2.4)	0.1	(2.4)	0.2	(2.2)	0.4
Non-cash expense for share-based awards	5.5	3.3	10.3	6.8	18.8	13.3
Litigation settlement and related costs, net	-	-	-	13.1	-	13.1
Indirect costs related to merger and stock offering	0.4	-	0.8	-	1.7	0.5
Other non-cash charges (including LIFO)	2.0	12.1	5.2	17.6	40.9	23.9
Other	0.2	-	0.8	-	0.8	-
Total Adjustments	34.7	73.6	45.3	98.0	90.6	119.7
Adjusted EBITDA	$467.2	$430.8	$930.4	$838.9	$1,929.1	$1,657.1

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Continued)
(Dollars in millions)

Senior Secured Incurrence Test

	August 3,	July 29,
	2012	2011
Senior secured debt	$2,387.6	$2,329.7
Less: cash	134.2	113.1
Senior secured debt, net of cash	$2,253.4	$2,216.6
Adjusted EBITDA	$1,929.1	$1,657.1
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.2x	1.3x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	August 3,	July 29,
	2012	2011
Total long-term obligations	$2,887.6	$2,780.4
Adjusted EBITDA	$1,929.1	$1,657.1
Ratio of long-term obligations to Adjusted EBITDA	1.5x	1.7x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	August 3,	July 29,
	2012	2011
Total long-term obligations	$2,887.6	$2,780.4
Less: cash	134.2	113.1
Total long-term obligations, net of cash	$2,753.4	$2,667.3
Adjusted EBITDA	$1,929.1	$1,657.1
Ratio of long-term obligations, net of cash, to Adjusted EBITDA	1.4x	1.6x

CONTACT:
Dollar General Corporation
Investor and Financial Media Contacts:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525